Exhibit (j)

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 27, 2026, with respect to the financial statements of Bitwise Web3 ETF, Bitwise Crypto Industry Innovators ETF, Bitwise Bitcoin Standard Corporations ETF, Bitwise Trendwise Bitcoin and Treasuries Rotation Strategy ETF and subsidiary, Bitwise Trendwise Ethereum and Treasuries Rotation Strategy ETF and subsidiary, Bitwise Trendwise BTC/ETH and Treasuries Rotation Strategy ETF and subsidiary, Bitwise Ethereum Option Income Strategy ETF, Bitwise COIN Option Income Strategy ETF, Bitwise CRCL Option Income Strategy ETF, Bitwise GME Option Income Strategy ETF, Bitwise MARA Option Income Strategy ETF, and Bitwise MSTR Option Income Strategy ETF, each a series of Bitwise Funds Trust, incorporated herein by reference, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in each series’ respective prospectus and “Miscellaneous Information” and “Financial Statements” in each series’ respective statement of additional information filed on Form N-1A.

/s/ KPMG LLP

New York, New York
April 30, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.